AMENDMENT TO SUPPLEMENTAL COMPENSATION PLAN
                  -------------------------------------------
                         (Effective December 22, 1997)

Paragraph 10 is amended by adding the following new Paragraph 10h at the end thereof:

          "10h. Deferral of Awards of Common Stock. Anything in this Plan to the contrary notwithstanding, the Compensation and Option Committee may determine the manner and extent to which Employees who are eligible to participate in this Plan may defer awards of Common Stock made under the 1986 Long-term Incentive Plan or the 1990 Long-Term Incentive Plan as if such awards of Common Stock had been awards of supplemental compensation. In no event shall any such awards of Common Stock be debited to the Reserve under this Plan"